Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-291079) of Lennox International Inc.,

(2)Registration Statement (Form S-8 No. 333-231762) pertaining to the Lennox
International Inc. 2019 Equity and Incentive Compensation Plan, and

(3)Registration Statement (Form S-8 No. 333-265185) pertaining to the Lennox
International Inc. 2022 Employee Stock Purchase Plan.

of our reports dated February 17, 2026, with respect to the consolidated financial statements of Lennox International Inc. and the effectiveness of internal control over financial reporting of Lennox International Inc. included in this Annual Report (Form 10-K) of Lennox International Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Dallas, Texas

February 17, 2026